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                                                                    EXHIBIT 99.1

NEWS RELEASE
                                  Contacts: William W. Reynolds, CFO
                                            Integrated Electrical Services, Inc.
                                            713-860-1500

                                            Ken Dennard/kdennard@easterly.com
                                            Karen Roan/karen@easterly.com
                                            Easterly Investor Relations
                                            713-529-6600


                         INTEGRATED ELECTRICAL SERVICES
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Company to Repurchase Up To 2 Million Shares of Common Stock

HOUSTON -- August 20, 2002 -- Integrated Electrical Services, Inc. (NYSE: IES) announced today that its board of directors has authorized a Stock Repurchase Program under which up to 2 million shares of the company's common stock may be repurchased.

         Commenting on the repurchase plan, Roddy Allen, president and chief executive officer of Integrated Electrical Services, stated, "The board's decision to adopt this stock repurchase program reflects our confidence in the future prospects for our company. We believe the repurchase of our stock represents a compelling investment opportunity and is a prudent use of our capital."

         Under the Stock Repurchase Plan, the company may conduct purchases through open market transactions in accordance with applicable securities laws. The amount of shares purchased and the timing of any purchases will be based on a number of factors, including the number of shares needed to fulfill requirements of employee benefit plans, the market price of the stock, market conditions, and as the company's management deems appropriate.

         Integrated Electrical Services, Inc. is a leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes. For additional corporate information, please visit our web site at www.ies-co.com.

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This press release includes certain statements, including statements relating to the Company's expectations of its future operating results, that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into fixed price contracts, difficulty in managing the operation and growth of existing and newly acquired businesses, the high level of competition in the construction industry and due to seasonality. The foregoing and other factors are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2001.